UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2011

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey  08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

Fannie Mae Committed Purchase Facility for Early Funding

On December 15, 2011, PHH Mortgage Corporation (“PHH Mortgage”), a wholly owned subsidiary of PHH Corporation (“PHH”, “we”, “us”, “our” or the “Company”), entered into an amended and restated letter agreement with Fannie Mae (the “Committed Funding Letter Agreement”).  Subject to compliance with its terms and conditions and provided no termination event has occurred pursuant to which Fannie Mae has exercised its right to terminate the Committed Funding Letter Agreement, the Committed Funding Letter Agreement commits Fannie Mae to accept sale and delivery and to purchase from PHH Mortgage mortgage loans and pools of mortgage loans pursuant to Fannie Mae’s “As Soon as Pooled” (“ASAP”) and “As Soon as Pooled Plus” (“ASAP Plus”) early funding programs from time to time during the term of the Committed Funding Letter Agreement.  Fannie Mae shall not be committed to purchase mortgage loans or pools of mortgage loans from PHH Mortgage to the extent that, after giving effect to the purchase thereof, the aggregate unpaid principal balance of mortgage loans and pools of mortgage loans considered to be Pending (as defined in the Committed Funding Letter Agreement) under PHH Mortgage’s ASAP and ASAP Plus agreements with Fannie Mae would exceed $1 billion.

Upon the occurrence of a PHH Termination Event (as defined in the Committed Funding Letter Agreement), Fannie Mae may either waive the PHH Termination Event and continue the Committed Funding Letter Agreement in full force and effect or, at its option, terminate the Committed Funding Letter Agreement upon written notice to the Company.  Upon the termination of the Committed Funding Letter Agreement by Fannie Mae pursuant to a PHH Termination Event, Fannie Mae is required to refund any pro-rated commitment fees paid by the Company to Fannie Mae that are attributable to the time period after the effective date of the termination, less any non-usage fees owed by the Company as of the effective date of such termination.  Among the PHH Termination Events is a downgrade of the senior long-term unsecured debt rating of PHH below the level of BB by Standard and Poor’s Rating Services (“S&P”) or Ba2 by Moody’s Investors Service, Inc.  On December 19, 2011, S&P placed PHH’s debt ratings on credit watch with negative implications.  S&P expects to complete its review shortly and could lower PHH’s debt ratings by multiple notches.  There can be no assurance that actions taken by S&P will not result in a PHH Termination Event or the termination by Fannie Mae of the Committed Funding Letter Agreement.  In the event that Fannie Mae elects to terminate the Committed Funding Letter Agreement following any PHH Termination Event, Fannie Mae may continue to accept sale and delivery and to purchase from PHH Mortgage mortgage loans and pools of mortgage loans pursuant to Fannie Mae’s ASAP and ASAP Plus programs on an uncommitted basis.  Subject to Fannie Mae’s and PHH Mortgage’s early termination rights, the Committed Funding Letter Agreement is scheduled to terminate on December 15, 2012.

The foregoing description of the Committed Funding Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Committed Funding Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Form 8-K”) and is incorporated herein by reference in its entirety.

As a Fannie Mae approved seller and servicer, PHH Mortgage sells a substantial portion of the mortgage loans it originates to Fannie Mae and generally retains mortgage servicing rights in respect of such loans.  During the nine months ended September 30, 2011, approximately 92% of the Company’s mortgage loan sales were to Fannie Mae, Freddie Mac, and loan sales to other investors guaranteed by the Government National Mortgage Association.  During the nine months ended September 30, 2011, the Company retained mortgage servicing rights on approximately 94% of mortgage loans sold.

Item 8.01                     Other Events.

Barclays Bank PLC Mortgage Financing Facilities

On December 13, 2011, PHH Mortgage entered into (i) a committed mortgage warehouse financing facility pursuant to a Master Repurchase Agreement between PHH Mortgage, as seller, and Barclays Bank PLC, as purchaser and agent (the “PHH Mortgage Warehouse Facility”), and (ii) a committed mortgage gestation financing facility pursuant to a Mortgage Loan Participation Purchase and Sale Agreement between PHH Mortgage, as seller, and Barclays Bank PLC, as purchaser and agent (the “PHH Mortgage Gestation Facility”).  On December 13, 2011, the Company executed a Guaranty in favor of Barclays Bank PLC guarantying the obligations of PHH Mortgage under the PHH Mortgage Warehouse Facility.

On December 13, 2011, PHH Home Loans, LLC (“PHH Home Loans”), an indirect majority owned subsidiary of the Company, and certain of PHH Home Loans’ wholly owned subsidiaries entered into a committed mortgage warehouse financing facility pursuant to a Master Repurchase Agreement by and among PHH Home Loans and the subsidiaries of PHH Home Loans named therein, as sellers, and Barclays Bank PLC, as purchaser and agent (the “PHH Home Loans Warehouse Facility”).

The aggregate amount of committed revolving financing capacity under the PHH Mortgage Warehouse Facility, the PHH Mortgage Gestation Facility and the PHH Home Loans Warehouse Facility is $500 million; provided, however, that no more than $150 million of such committed revolving financing capacity may be utilized under the PHH Home Loans Warehouse Facility at any given time.

Each of the PHH Mortgage Warehouse Facility, the PHH Mortgage Gestation Facility and the PHH Home Loans Warehouse Facility terminates December 11, 2012.  Each of the PHH Mortgage Warehouse Facility, the PHH Mortgage Gestation Facility and the PHH Home Loans Warehouse Facility contains various customary representations, warranties, covenants, conditions precedent and indemnification provisions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Letter Agreement between Fannie Mae and PHH Mortgage Corporation dated December 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name: William F. Brown
Title: Senior Vice President, General Counsel & Secretary

Dated:  December 21, 2011